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                              [ERNST & YOUNG LETTERHEAD]


October 29, 1997


The Board of Directors of Canadian Forest Oil Ltd.


Dear Sirs:

RE: CANADIAN FOREST OIL LTD. 8 % SENIOR SUBORDINATED NOTE

You have requested our assistance in reviewing certain of the income tax consequences to holders and Initial Purchasers as defined in the Registration Statement of 8 3/4% Senior Subordinated Notes being offered by Canadian Forest Oil Ltd. ("the Issuer") and unconditionally guaranteed on a senior subordinated basis by Forest Oil Corporation ("the Exchange Notes"), and described in the United States Form S-4 Registration Statement ("Registration Statement") dated October 29, 1997, relating thereto.

Our opinions set forth below is based on the current provisions of the Income Tax Act (Canada) ("the ITA") and the regulations thereunder, the current published administrative practices of Revenue Canada, and all specific proposals to amend the ITA and the regulations announced by or on behalf of the Canadian Minister of Finance prior to the date hereof and the Advanced Income Tax Ruling of Revenue Canada received August 22, 1997 and amended September 9, 1997 and September 15, 1997. The opinion set forth below does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative decision or action, or tax legislation or considerations of any province or territory of Canada. Provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. Our opinion is also based, as to certain factual matters, on disclosures set forth in the Registration Statement which have not been independently verified by us and which, if incorrect or incomplete, could change the tax consequences described therein.

In our opinion, the discussion entitled "Certain Canadian Federal Income Tax Considerations" contained in the Registration Statement insofar as it purports to describe the material Canadian federal income tax considerations to a holder of Exchange Notes who acquires such Exchange Notes pursuant to the Registration Statement fairly summarizes the matters described therein.

As you are aware, provisions governing the application of the above taxes and the regulations thereunder and the current published administrative practices of the federal government which administers such taxes are subject to change. As a result, any opinion expressed herein may not apply at a later date. We assume no responsibility for updating the opinion beyond the date of this letter.


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We consent to the use of our name in the Registration Statement under the caption "CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" and to the filing of this opinion as part of the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933.

Yours truly,

/s/  ERNST & YOUNG, Chartered Accountants